Exhibit 4.3

WIND POWER HOLDINGS, INC.

FOURTH AMENDED AND RESTATED VOTING AGREEMENT

This Fourth Amended and Restated Voting Agreement (the “Agreement”) is made as of the 30th day of August, 2013, by and among Wind Power Holdings, Inc., a Delaware corporation (the “Company”), and the investors party hereto and listed on Schedule A attached hereto, as such Schedule may be amended in accordance with Sections 7.1, 7.2 and 7.5 hereof (collectively referred to herein as the “Investors” and individually as an “Investor”). The Company and the Investors are sometimes collectively referred to herein as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS, certain of the Parties, being the former holders of Series A Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Series A Preferred Stock”), Series B Convertible Preferred Stock, $.01 par value per share (“Series B Preferred Stock”), Series C-1 Convertible Preferred Stock, $.01 par value per share, of the Company (the “Series C-1 Preferred Stock”), and shares of Series C-2 Convertible Preferred Stock, $.01 per value per share, of the Company (“Series C-2 Preferred Stock”, and, together with the Series C-2 Preferred Stock, the “Series C Preferred Stock”) and in some cases, Common Stock of the Company, $0.01 par value per share (the “Common Stock”), are parties to a Third Amended and Restated Voting Agreement dated as of August 9, 2011 (the “Current Agreement”), that, among other things, sets forth the terms and conditions pursuant to which the parties thereto will vote their shares of the Company’s voting stock in favor of certain designees to the Company’s Board of Directors (the “Board”). The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are referred to herein collectively as the “Preferred Stock”;

WHEREAS, immediately prior to the execution hereof, the Company is completing a recapitalization pursuant to which all outstanding shares of Preferred Stock are being converted to shares of Common Stock, except for certain shares of Series C-1 Preferred Stock which are being converted to senior secured convertible notes, and the Company is issuing to certain of the Investors additional shares of Common Stock in connection with a convertible note financing being completed by the Company;

WHEREAS, the Parties desire to amend and restate the Current Agreement for the purpose of setting forth the terms and conditions pursuant to which the Parties will vote their shares of the Company’s capital stock (i) in favor of certain designees to the Board in accordance with the Fourth Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 11, 2013, as it may be amended from time to time (the “Charter”) and (ii) in connection with a Sale of the Company (as defined herein);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Parties will enter into that certain Fourth Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, governing certain matters regulating certain rights relating to the securities of the Company and providing for certain matters relating to the corporate governance of the Company (the “Investors’ Rights Agreement”);

WHEREAS, the Current Agreement may be amended pursuant to Section 7.5 thereof with the written consent of the Company and the parties thereto which hold at least sixty percent (60%) of the capital stock held by all parties thereto; and

WHEREAS, the Company and the requisite parties to the Current Agreement in accordance with Section 7.5 thereof desire to amend and restate the Current Agreement in the manner provided below.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Company and the Parties each desire to facilitate the voting arrangements set forth in this Agreement, and hereby agree to amend and restate the Current Agreement in its entirety and replace it with this Agreement.

AGREEMENT

The Parties agree as follows:

1. Election of Directors.

1.1 Size of the Board. Each Party agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at eight (8) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock or other voting securities, by whatever name called, now owned or subsequently acquired by a Party, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise, or upon the exercise of stock options, warrants or other convertible securities of the Company.

1.2 Board Representation. At any time that members of the Board are to be elected, whether at an annual or special meeting of the stockholders of the Company, or by written consent, the Parties agree to vote or act with respect to their shares so as to elect to the Board the following eight (8) individuals:

(a) For so long as the Parties who are designated as Founding Investors on the Schedule of Investors attached hereto as Schedule A (the “Founding Investors”) own at least ten percent (10%) of the Common Stock, two individuals designated by the holders of a majority of the shares of Common Stock held by the Founding Investors (the “Founding Directors”), being presently Richard Hokin and Marc Baker;

(b) For so long as Allen & Company LLC owns at least ten percent (10%) of the Common Stock, two individuals designated by Allen & Company LLC (the “Allen Directors”), being presently John Simon and James Quinn;

(c) For so long as RockPort Capital Partners III, LP and its Affiliates (as defined below) owns at least ten percent (10%) of the Common Stock, one person designated by RockPort Capital Partners III, LP (the “RockPort Director”), being presently Alexander Ellis, III;

(d) The Company’s Chief Executive Officer (the “CEO Director”), being presently Troy Patton, provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Parties shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(e) Each Party will vote to elect one (1) person designated by any member of the Board who is acceptable to a majority of the other members of the Board (the “Board-Designated Director”); and

(f) One (1) individual not otherwise an Affiliate (defined below) of the Company or of any Party who is acceptable to a majority of the other members of the Board (the “Independent Director”).

To the extent that any of clauses (a) through (f) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Charter.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control,” “controlled,” “controls” or “controlling” shall mean in the case of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting equity interests, by contract, or otherwise.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Party also agrees to vote, or cause to be voted, all Shares owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless such removal is directed or approved: (i) in the case of a Founding Director, by the holders of a majority of the Common Stock held by the Founding Investors, (ii) in the case of an Allen Director, by Allen & Company LLC, and (iii) in the case of the RockPort Director, by RockPort Capital Partners III, LP;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of Section 1.2 hereof;

(c) the CEO Director may be removed by a majority of the Board, and the designee designated to replace such CEO Director shall be selected by the majority of the Board;

(d) the Board-Designated Director may be removed by a majority of the Board, and the designee designated to replace such Board-Designated Director shall be selected by a majority of the Board; and

(f) the Independent Director may be removed by a majority of the Board, and the designee designated to replace any such removed Independent Director shall be designated by a majority of the Board.

All Parties agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Party, nor any Affiliate of any Party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Additional Representations and Covenants.

2.1 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

2.2 Change in Number of Directors. Subject to Section 7.5 hereof, each Party hereby agrees that it will not vote for any amendment or change to the Charter or Bylaws of the Company (the “Bylaws”) providing for the election of more or less than eight (8) directors, or any other amendment or change to the Charter or Bylaws inconsistent with the terms of this Agreement.

2.3 Legends. Each certificate representing Shares held by any Party or any assignee of any Party shall bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, AS AMENDED (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

3. Drag-Along Right.

3.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person or entity, or a group of related Persons or entities acquires from the stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” pursuant to Article IV of the Charter.

3.2 Actions to be Taken. In the event that the holders of sixty percent (60%) of the outstanding shares of Common Stock issued and held by Investors (the “Selling Investors”), and a majority of the members of the Board approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then the Company shall provide written notice of such approval (the “Drag-Along Notice”) to each Party and each Party hereby agrees:

(a) if such transaction requires the approval of the stockholders, to vote (in person, by proxy or by action by written consent, as applicable), with respect to all Shares or any other Company securities that such Party owns or over which such Party otherwise exercises voting power, in favor of such Sale of the Company and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale which contemplates the sale of a number of shares higher than those held by the Selling Investors, the non-Selling Investors undertake to sell to the Person to whom the Selling Investors propose to sell their shares a number of Shares equal to the difference between the number of Shares contemplated by the transaction and the Shares held by the Selling Investors (the “Shares in Excess”). The allocation of the Shares in Excess among the non-Selling Investors shall be made proportionally to their respective shareholding in the Company prior to the contemplated transaction and, except as permitted in Section 3.4 below, the sale shall be completed on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause its affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such Party or affiliate in a voting trust or subject any such Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company.

3.3 Drag-Along Notice. Each Drag-Along Notice required by Section 3.2 shall include reasonable details of the Sale of the Company including, but not limited to, the following: (i) the proposed time and place of the closing of the Sale of the Company; (ii) the substantive terms and conditions of the Sale of the Company including (a) the purchase price and terms of payment and (b) the identity, beneficial ownership (if known by any Selling Investors), address and telephone number of the third-party purchaser (the “Buyer”) having made the bona fide offer; (iii) the number(s) and class(es) of all capital stock of the Company held by the Buyer and its affiliates (if any) and the substantive terms and conditions of any previous transactions under which the Buyer or any of its affiliates purchased capital stock of the Company from the Selling Investors, including the price per share at which such capital stock was purchased; (iv) the number and class of the Selling Investors’ shares; and (v) any written consent of stockholders, stockholder resolutions (if the Sale of the Company is being approved at a stockholders meeting), agreement, instrument or other document the Parties are required to execute together with all exhibits, attachments and schedules thereto.

3.4 Exceptions. Notwithstanding the foregoing, a Party will not be required to comply with Section 3.2 above in connection with any specific Sale of the Company (the “Proposed Sale”) unless:

(a) any representations and warranties to be made by such Party in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership of the Shares held by such Party and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Party holds all right, title and interest in and to the Shares such Party purports to hold, free and clear of all liens and encumbrances (other than those created under this Agreement and the Investors’ Rights Agreement), (ii) the obligations of the Party in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Party have been duly executed by the Party and delivered to the acquirer and are enforceable against the Party in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Party’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Party shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(c) the liability for indemnification, if any, of such Party in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in accordance with the portion of the proceeds received by such Party in the Sale of the Company;

(d) liability shall be limited to the amount of consideration actually paid to such Party in connection with such Proposed Sale, except with respect to (i) representations and warranties of such Party related to authority, ownership of the Shares held by such Party and the ability to convey title to such Shares, (ii) any covenants made by such Party with respect to confidentiality or voting related to the Proposed Sale or (iii) claims related to fraud or willful breach by such Party, the liability for which need not be limited;

(e) upon the consummation of the Proposed Sale, each holder of Common Stock will receive the same amount of consideration per share of Common Stock; and

(f) if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this subsection 3.4(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

4. Transfer Restrictions.

4.1 General Restriction on Transfer of Shares. No Shares or any interest therein shall be sold, assigned, disposed of, exchanged, pledged, encumbered, hypothecated or otherwise transferred for consideration or otherwise, whether voluntarily, involuntarily or by operation of law (including, without limitation, any transfer, award, or confirmation of Shares to a Party’s spouse pursuant to a decree of divorce, dissolution, or separate maintenance, or pursuant to a property settlement or separation agreement), and no purported transferee shall be recognized as a stockholder of the Company for any purpose unless and until one of the following conditions is satisfied: (a) the holders of more than fifty percent (50%) of all of the Shares owned by all Parties, other than the owner of the Shares to be transferred, have delivered to the Secretary of the Company (the “Secretary”) their written consents to such transfer, or (b) such Shares have been transferred, sold, or released from restrictions upon transfer in accordance with the provisions of this Agreement; and in either case the transferee has complied with the terms of Section 7.2 hereof.

4.2 Conditions to Transfer of Shares.

(a) Notice of Proposed Transfer; Offer to Remaining Stockholders. If any holder of Shares (the “Transferor”) desires to sell, assign, or otherwise transfer any or all of his or her Shares to any person, the Transferor shall give notice to the Secretary of the Company (an “Offer Notice”) not later than fifteen (15) days prior to the anticipated consummation of such proposed transfer specifying the name and address of the proposed transferee, the number of Shares proposed to be transferred (the “Offered Shares”), the consideration, if any, per Share proposed to be paid by the proposed transferee for the Offered Shares (the “Offered Price”), and all other terms and conditions of the proposed sale or transfer. Delivery of an Offer Notice to the Secretary shall be deemed to constitute an offer by the Transferor to sell the Offered Shares to the Company and/or the Parties other than the Transferor (the “First Offer Stockholders”) at a purchase price per Share (the “Purchase Price”) equal to the Offered Price. If the Offered Shares are proposed to be sold for consideration other than solely cash, the Offered Price shall be deemed to be the sum of (i) the fair market value of the consideration other than cash offered for the Offered Shares (as determined in good faith by the Board), and (ii) any cash consideration so offered. No later than five (5) business days after the Secretary receives the Offer Notice, the Secretary shall send a copy of the Offer Notice to the First Offer Stockholders. The date on which the Offer Notice is delivered to the First Offer Stockholders is referred to herein as the “Offer Date.”

(b) Company’s Right to Purchase. The Company shall have the first right to purchase all or any portion of the Offered Shares at the Offer Price, which right may be exercised by giving notice to the Transferor and the First Offer Stockholders within fifteen (15) business days (the “Company Offer Period”) after the Offer Date, stating the number of Shares that the Company agrees to purchase. If the Company elects not to purchase any such Offered Shares, it shall notify the First Offer Stockholders of such election before the end of the Company Offer Period.

(c) First Offer Stockholders’ Right to Purchase.

(i) In the event that the Company shall not elect to purchase all of the Offered Shares, the First Offer Stockholders shall have the right to purchase all or a portion of the Offered Shares not to be purchased by the Company (the “Remaining Offered Shares”). Each of the First Offer Stockholders shall be entitled to purchase at a minimum such fraction of the Remaining Offered Shares, if any, as the number of Shares then held by such First Offer Stockholder bears to the total number of Shares held by all of the First Offer Stockholders. Within ten (10) business days after the expiration of the Company Offer Period (the “Stockholder Offer Period”), each First Offer Stockholder desiring to purchase all or part of the Remaining Offered Shares (an “Accepting Stockholder”) shall deliver to the Secretary notice of his, her or its acceptance of the offer (the “Stockholder Acceptance Notice”) specifying the number of such Remaining Offered Shares that he or she agrees to purchase.

(ii) Each Accepting Stockholder shall first have allocated to him, her or it such portion of the Remaining Shares as the number of Shares then held by such Accepting Stockholder bears to the total number of Shares held by all of Accepting Stockholders, but limited to the number of Shares specified in his, her or its Stockholder Acceptance Notice. If any such Accepting Stockholder agrees to purchase less than his, her or its pro rata portion of the Remaining Offered Shares determined under the preceding sentence, each Accepting Stockholder who agrees to purchase more than his, her or its pro rata portion of the Remaining Offered Shares shall have allocated to him, her or it such additional portion of the Remaining Offered Shares not so allocated under the preceding sentence as the number of Shares held by such Accepting Stockholder bears to the total number of Shares held by all Accepting Stockholders who agree to purchase more than their pro rata portion of the Remaining Offered Shares, but again limited to the number of Shares specified in his, her or its Stockholder Acceptance Notice. This procedure shall be continued until the Remaining Offered Shares have been allocated among such Accepting Stockholders to the extent specified in their Stockholder Acceptance Notices.

(d) Co-Sale Right. In the event that the Company and the First Offer Stockholders have elected to purchase less than all of the Offered Shares, each First Offer Stockholder who is not an Accepting Stockholder shall have the right to participate in the Transferor’s sale of the remaining Offered Shares pursuant to the terms of the Offer Notice by selling Shares up to the number of Offered Shares remaining to be sold by the Transferor multiplied by a fraction, the numerator of which is the total number of Shares held by such First Offer Stockholder and the denominator of which is the total number of Shares held by the Transferor (without giving effect to any sale of the shares subject to the Offer Notice) and all First Offer Stockholders who are not Accepting Stockholders. Notice of an election to participate shall be made within ten (10) business days (the “Co-Sale Period”) following the end of the Stockholder Offer Period.

(e) Terms of Purchase for Third-Party Offer. The transfer of all or part of the Offered Shares to the Accepting Stockholders and/or to the Company in accordance with this Section 4 shall be consummated on the terms set forth in the Offer Notice (i) in the event that all of the Offered Shares are to be purchased by the Company and the First Offer Stockholders, on a date set by the Secretary (which date shall be not less than ten (10) nor more than thirty (30) business days after expiration of the Co-Sale Period), or (ii) in the event that less than all of the Offered Shares are to be purchased by the Company and the First Offer Stockholders, on the date of the closing of the sale by the Transferor to the proposed transferee, which shall in no event be later than sixty (60) days following the end of the Co-Sale Period. If the First Offer Stockholders and the Company have elected to purchase none of the Offered Shares, the Transferor may transfer the Offered Shares (together with Shares as to which co-sale rights have been exercised by any First Offer Stockholder) to the proposed transferee at any time within sixty (60) days after the end of the Co-Sale Period. Any sale of Offered Shares to the proposed transferee shall be made at the Offered Price and only on the terms and conditions stated in the Offer Notice. Any offer made by the Transferor to the First Offer Stockholders and/or to the Company may be withdrawn by the Transferor at any time during the Stockholder Offer Period, the Company Offer Period or the Co-Sale Period so long as no sale, assignment or transfer of any of the Offered Shares is made without compliance with this Section 4.

4.3 Exception for Certain Transfers. The provisions of this Section 4 shall not apply to a transfer of Shares to a Permitted Transferee (as defined below) of a Party; provided that any such Permitted Transferee shall execute a joinder to this Agreement and shall agree to be bound by all of the terms of this Agreement. For purposes hereof, a “Permitted Transferee” shall mean, with respect to any Party, (i) a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder, (ii) any person that directly or indirectly controls or is controlled by or is under common control with such Party, (iii) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Party’s “Immediate Family Member”, which term shall include adoptive relationships), (iv) that is a trust for the benefit of an individual Party or such Party’s Immediate Family Member, (v) in the case of Cascade Investment, L.L.C. or any of its Permitted Transferees, the Bill & Melinda Gates Foundation Trust and its successors and (vi) in the case of BeCapital or any of its Permitted Transferees, any Person or entity which is an Affiliate of BeCapital.

5. Remedies.

5.1 Irrevocable Proxy. Each Party hereby constitutes and appoints the Secretary and the Chief Executive Officer of the Company, and each of them, with full power of substitution, as the proxies of the Party with respect to the matters set forth herein, including without limitation, (i) election of persons as members of the Board in accordance with Section 1 of this Agreement, and (ii) votes in connection with a Sale of the Company pursuant to Section 3 of this Agreement, and hereby authorizes each of them to represent and to vote, if and only if the Party attempts to vote (whether by proxy, in person or by written consent), or to fail to vote, in a manner which is inconsistent with the terms of this Agreement, all of such Party’s Shares (i) in favor of the election of persons as members of the Board and (ii) approving any Sale of the Company, as the case may be, in each case pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each Party hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

5.2 Covenants of the Company. The Company agrees to use its reasonable best efforts, within the requirements of applicable law, to effectuate the rights granted under this Agreement.

5.3 Specific Enforcement. Each Party acknowledges and agrees that each Party will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

5.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

6. Termination.

6.1 Termination Events. This Agreement shall terminate upon the consummation of a firm commitment underwritten public offering by the Company of shares of its Common Stock.

6.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 6.1, any holder of a stock certificate legended pursuant to Section 2.3 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

7. Miscellaneous.

7.1 Additional Parties. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Common Stock after the date hereof, other than pursuant to any employee under an equity incentive plan, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares of Common Stock become a party to this Agreement by executing and delivering (i) an Adoption Agreement substantially in the form attached hereto as Exhibit A or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Party hereunder. In either event, each such person shall thereafter be deemed a Party for all purposes under this Agreement.

7.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Party under this Agreement and Schedule of Parties maintained by the Company shall be amended to include such Party. The Company shall not permit the transfer of any Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.2. The Company shall make available to any Party upon its request a copy of the then current Schedule of Parties maintained by the Company.

7.3 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Charter and the Investors’ Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled including without limitation the Current Agreement.

7.4 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto (including transferees). Nothing in this Agreement, express or implied, is intended to confer upon any party hereto other than the Company, the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Parties voting together as a single class holding at least sixty percent (60%) of the capital stock of the Company then held by the Parties, including Allen & Company LLC and RockPort Capital Partners III, L.P. . while each such investor is entitled to Board representation; provided, that if such amendment materially and adversely affects the rights of (i) the Founding Investors, (ii) Allen & Company LLC, or (iii) RockPort Capital Partners III, L.P., as set forth in Sections 1.2(a), 1.2(b), or 1.2(c), respectively, such amendment will require the approval of the holders of a majority in interest of the aforementioned affected group or entity, as applicable; provided, further, that no proposed amendment may single out any Party hereto without the written consent of such Party. Any amendment or waiver effected in accordance with this Section 7.5 shall be binding upon the Company, each Party hereto and each of their respective successors and assigns. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any Party hereto that did not consent in writing to such amendment, termination or waiver.

7.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by facsimile, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page hereof, or as subsequently modified by written notice. If notice is given (i) to any party other than the Company then a copy, which shall not constitute notice, shall also be sent to such party’s counsel as specified on the signature page hereto, if any, for such party and (ii) to the Company, then a copy, which shall not constitute notice, shall also be directed to the Company’s General Counsel at 29 Pitman Road, Barre, Vermont 05641, facsimile (617) 871-1433.

7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law by any court of competent jurisdiction or as a result of future legislative action, then such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties hereto as evidenced hereby.

7.8 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

7.9 Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the circuit courts located in New York County, New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the circuit courts located in New York County, New York. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.9. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this

Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart signature page may be attached to the body of a copy of this Agreement to form a complete, integrated whole. Delivery of an executed signature page by facsimile transmission or PDF file shall be effective as delivery of a manually signed counterpart of this Agreement.

7.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.12 Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party hereto, to execute and deliver any further instruments or documents and to take all such further action as the other party hereto may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.13 No Liability for Election of Recommended Directors. Neither the Company, nor any Party, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.14 Aggregation of Stock. All Shares held or acquired by Persons who are Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[balance of page intentionally left blank; signature pages follow]

The parties hereto have executed this Fourth Amended and Restated Voting Agreement as of the date first written above.

COMPANY:

WIND POWER HOLDINGS, INC.

By:	_/s/ Elliot J. Mark
Elliot J. Mark
Vice President and General Counsel

Address: 29 Pitman Road, Barre, Vermont 05641

Fax Number: (617) 871-1433

[Signature page to Fourth Amended and Restated Voting Agreement]

The parties hereto have executed this Fourth Amended and Restated Voting Agreement as of the date first written above, such execution to be effective with respect to all classes and series of stock of the Company held by such Party.

INVESTORS:

(Insert entity name, if applicable)

By:
(signature)

Name:
(print name)

Title:

Address:

Fax Number:

[Signature page to Fourth Amended and Restated Voting Agreement]

Schedule A

Investors

Allen & Company	Marital Trust U/A 5th of Will of Joseph E. Sheehan
Baker Investments LLC	Sharon Shull
BeCapital Private Equity SICAR	Kevin L. Steeley
BH Cherry LLC	Diana K. Strauss
BURLINGTOWN L.L.P.	Strauss Family Partnership
Cascade Investment, LLC	Rogelio Tovar
CWE LLC (Century America)	Charles W. Vaughan, Jr.
Dan Moskovitz Revocable Trust	Weatherby International Inc.
John P. Danner	Wind Power Systems LLC
Bruce Deifik
Mark Demetree
Timothy M. Egan
Kristen J. Egan
Niko Elmaleh
Victor Elmaleh
Jeffrey Gale and Jane Greenspun
James R. Gallop & Christie Allen JTWROS
Nina P. Grayson
Brian L. Greenspun
Warren Haber
I.R.C.A. Spa Industria Resistenze Corazzate e Affini
Investors Management Corporation
James E. Lund Revocable Trust
Manny Kadre
Jack L. Kelly
Muhtar Kent
Lamson & Sally Rheinfrank Irrevocable Trust
Robert Anthony Mackie
William Mahone and Lynn Bowman, Tenants in Common
Elliot J. Mark
William P. Moffitt
Susan P. & Guy N. Molinari (JTWRS)
Valerie A. Price
Douglas S. Prince
Rockport Capital Partners
Ronphy Enterprises, L.P.
The Roy Stuart Steeley Trust
Kyle Rusconi
James C. Shay

Exhibit A

Form of Adoption Agreement

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on             , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Fourth Amended and Restated Voting Agreement dated as of             , 2013 (the “Agreement”), by and among Wind Power Holdings, Inc., a Delaware corporation (the “Company”) and the Parties (as defined therein). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) for one of the following reasons (Check the correct box):

☐	as a transferee or assignee of Stock from an existing stockholder of the Company bound by the Agreement, and after such transfer, Holder shall be deemed a “Party” for all purposes of the Agreement pursuant to Section 7.2 of the Agreement.

☐	as a purchaser of shares of Common Stock issued by the Company after the date of the Agreement, and after such purchase, Holder shall be deemed a “Party” for all purposes of the Agreement pursuant to Section 7.1 of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	WIND POWER HOLDINGS, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: